UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

November 19, 2007

Date of Report (date of earliest event reported)

SENORX, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33382	33-0787406
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

11 Columbia, Suite A, Aliso Viejo, California 92656

(Address of principal executive offices)

(949) 362-4800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

We entered into a subordinated loan and security agreement on December 8, 2006 with Escalate Capital, LLC for advances of up to $10.0 million, which was fully drawn-down by us as of December 31, 2006. We had previously determined to use a portion of our initial public offering cash proceeds to retire this subordinated note prior to year end. The subordinated note bears an interest rate of 11.5 percent per annum and does not carry a prepayment penalty.

On Monday, November 19, 2007, we made a payment to Escalate in the amount of $10,331,732.37 in full satisfaction of the outstanding principal balance and accrued unpaid interest obligation owed by us to Escalate under the subordinated note. We estimate that the retirement of the subordinated note will result in a non-cash charge to our non-operating expenses of approximately $1.3 million in the fourth quarter of 2007, representing the unamortized debt issuance and debt discount costs that would have otherwise been charged to interest expense over its term.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENORX, INC.

Date: November 23, 2007	By:	/s/ Kevin J. Cousins
Kevin J. Cousins Chief Financial Officer, Vice President, Finance